Axogen, Inc. announces the appointment of Adrian Tyndall, M.D. MPH, FACEP to its Board of Directors and the retirement of founding Director Mark Gold, M.D. Dr. Tyndall is currently the Executive Vice President for Health Affairs and Dean of Morehouse School of Medicine. ALACHUA and TAMPA, FL – October 31, 2022 – Axogen, Inc. (NASDAQ: AXGN), a global leader in developing and marketing innovative surgical solutions for peripheral nerve injuries, today announced that effective December 13, 2022 (the “Effective Date”), Adrian Tyndall, M.D., MPH, FACEP has been appointed as an independent member to the company’s board of directors and will serve on the Quality, Compliance, and Portfolio Management Committee. The company also announced today that Mark Gold, M.D. a founding director, will retire from the board of directors on the Effective Date. Dr. Gold will continue to serve the Board of Directors until that time. “We are delighted to welcome Dr. Tyndall to the board. His wealth of experience in emergency care, trauma research, and academia will be of tremendous value in supporting our mission to restore nerve function and quality of life to patients with peripheral nerve injuries.” commented Karen Zaderej, chairman, CEO, and president. “On behalf of the board of directors, I want to thank Dr. Gold for his dedication and innumerable contributions to Axogen. He has been instrumental in guiding our organization since the beginning and we wish him all the best in his retirement,” Joseph “Adrian” Tyndall, MD, MPH, FACEP is a recognized leader in emergency medicine, educational leadership and research and is currently the Executive Vice President for Health Affairs and Dean of Morehouse School of Medicine. Previously, Dr. Tyndall spent more than 13 years as Professor, Emergency Medicine Department Chair, Trauma Researcher and Interim Dean and Associate Vice President at the University of Florida College of Medicine and UF Health. A graduate of the University of Maryland School of Medicine including the emergency medicine residency program at the University of Maryland Medical System, Dr. Tyndall received a master’s degree in Health Services Management and Health Policy from Columbia University, and a bachelor’s degree in Chemistry from The George Washington University. He is board- certified in emergency medicine by the American Board of Emergency Medicine and an American College of Emergency Physicians Fellow. Dr. Tyndall is the current President of the Society for Academic Emergency Medicine Foundation and was also recently elected to serve a two year term on the administrative board of the Council of Deans of the Association of

American Medical Colleges (AAMC). He has researched and published on traumatic and ischemic brain injuries, is an editor for a leading emergency medicine reference textbook and is known worldwide in the field of emergency medicine. “I am pleased to join the Axogen Board of Directors and contribute towards the company’s mission,” said Dr Tyndall. “As an emergency care and trauma researcher, I am fascinated by the science and potential improvements for treatments to traumatic injuries. Axogen is a leading innovator in traumatic injury nerve repair as well as a pioneer in other applications, and I am looking forward to joining the board.” About Axogen Axogen (AXGN) is the leading company focused specifically on the science, development, and commercialization of technologies for peripheral nerve regeneration and repair. Axogen employees are passionate about helping to restore peripheral nerve function and quality of life to patients with physical damage or transection to peripheral nerves by providing innovative, clinically proven, and economically effective repair solutions for surgeons and health care providers. Peripheral nerves provide the pathways for both motor and sensory signals throughout the body. Every day, people suffer traumatic injuries or undergo surgical procedures that impact the function of their peripheral nerves. Physical damage to a peripheral nerve, or the inability to properly reconnect peripheral nerves, can result in the loss of muscle or organ function, the loss of sensory feeling, or the initiation of pain. Axogen's platform for peripheral nerve repair features a comprehensive portfolio of products, including Avance® Nerve Graft, a biologically active off-the-shelf processed human nerve allograft for bridging severed peripheral nerves without the comorbidities associated with a second surgical site; Axoguard Nerve Connector®, a porcine submucosa ECM coaptation aid for tensionless repair of severed peripheral nerves; Axoguard Nerve Protector®, a porcine submucosa ECM product used to wrap and protect damaged peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments; and Axoguard Nerve Cap®, a porcine submucosa ECM product used to protect a peripheral nerve end and separate the nerve from the surrounding environment to reduce the development of symptomatic or painful neuroma. The Axogen portfolio of products is available in the United States, Canada, Germany, the United Kingdom, Spain, South Korea, and several other countries. Contact: Axogen, Inc. Ed Joyce, Director, Investor Relations ejoyce@axogeninc.com